 Exhibit 10.8

Execution Copy

FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT
BETWEEN
OASMIA PHARMACEUTICAL AB AND ABBOTT LABORATORIES

This First Amendment (“First Amendment”) to the Distribution Agreement, dated as of July 8, 2009, between Abbott Laboratories, an Illinois corporation (“Abbott”), and Oasmia Pharmaceutical AB, a Swedish corporation (“Oasmia”) (the “Original Agreement”), is effective as of December ___, 2012 (“First Amendment Effective Date”). Any capitalized term used and not otherwise defined herein shall have the meaning set forth in the Original Agreement.

RECITALS

WHEREAS, the Parties desire to amend the Original Agreement to, among other things, (a) add an additional Product; (b) expand the scope of the Territory; (c) collaborate on Development activities for the Products; (d) revise certain milestone payments; and (e) address certain marketing and regulatory matters.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

1.          The following defined terms in Clause 1 of the Agreement are hereby amended as follows:

A.           Clause 1.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Calendar Quarter” shall mean with respect to the activities of Abbott and its Affiliates, each three month period commencing January 1, April 1, July 1 or October 1 of each year during the Term.”

B.           Clause 1.11 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Development Plan” shall mean the pre-clinical, clinical and pharmaceutical development plan for each Product, which sets forth the activities, timetables and budget for the Development of such Product in the Field, as created by the JDC and approved by the JSC, as such plan may be amended from time to time in accordance with the terms of this Agreement.”

C.           Clause 1 of the Agreement is hereby amended by adding the following as Clause 1.11A:

““EC Directive” shall mean the EC Directive 2001/82/EC (2001) as amended by Directive 2004/28/EC (2004), the Annex to Directive 2001/82/EC and any amendments thereto and/or successor or directive thereto governing manufacturing of veterinary products for the European Union.”

D.           Clause 1 of the Agreement is hereby amended by adding the following as Clause 1.11B:

““EMA” shall mean collectively or individually, as the context requires, the European Medicines Agency, the Committee for Medicinal Products for Veterinary Use (CVMP) and the European Commission.”

E.           Clause 1.14 of the Agreement is hereby deleted in its entirety and replaced with “[Intentionally Omitted]”.

F.           Clause 1.16 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Marketing Authorization” shall mean, for any regulatory jurisdiction in the Territory, all marketing and other authorizations and approvals by the applicable Regulatory Authority necessary for the lawful importation, promotion, distribution, use, marketing and sale of the Product in that regulatory jurisdiction, and with respect to the United States of America, specifically excluding Conditional Approval.”

G.           Clause 1.20 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Oasmia Trademark” shall mean Oasmia’s trademarks Doxophos Vet and Paccal Vet.”

H.           Clause 1.21 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Product” shall mean Paccal Vet and Doxophos Vet, individually or collectively as applicable, in final sellable form, as further described in Appendix 1.21, and any revised, improved, derivative, replacement or successor products thereto for use in the Field, or any pharmaceutical preparations that contain or comprise the Compounds as the active ingredient. Abbott acknowledges and agrees that Carbomexx and Docecal are examples of products that would not fall within the definition of “Product” because they are not revised, improved, derivative, replacement or successor products to Paccal Vet or Doxophos Vet, nor do they contain or comprise any of the Compounds as the active ingredient.”

I.           Clause 1.23 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Regulatory Authority” shall mean any federal, state, local or international regulatory agency, department, bureau, governmental commission, body, court or other state or federal agency or entity of the U.S. or any foreign government, including FDA and/or EMA and/or competent authority in the Territory, which (a) is responsible for issuing approvals, licenses, registrations, clearances or authorizations necessary for the manufacture, use, storage, import, transport or sale of Product in a regulatory jurisdiction; (b) is where Product-related safety or efficacy issues, including recalls or field alerts are reported to under applicable law; or (c) otherwise have jurisdiction over the manufacture, use, storage, import, transport, promotion and/or sale of Product in a regulatory jurisdiction.”

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J.           Clause 1.26 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Territory” shall mean worldwide, except for (i) the countries of Azerbaijan, Armenia, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Uzbekistan and Ukraine with respect to Paccal Vet (as such Product is described in Appendix 1.21) and Doxophos Vet (as such Product is described in Appendix 1.21) and (ii) Japan with respect to Paccal Vet (as such Product is described in Appendix 1.21).”

2.          Clause 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Oasmia hereby appoints Abbott and Abbott hereby accepts the appointment as the exclusive distributor with the exclusive right, even as to Oasmia, to import, promote, market, distribute, offer for sale, sell, and have sold (together, “Distribution”) the Product in the Territory for the Field during the Term, using Oasmia Patent Rights, Oasmia Proprietary Rights, Improvements and the Oasmia Trademark. Abbott shall refrain from marketing and/or actively selling the Product outside the Territory or selling the Product to a third party that Abbott knows or should reasonably know will use, resell, redistribute or otherwise transfer to a country outside the Territory.”

3.          Clause 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“2.2           Except in the event that this Agreement is terminated or such exclusivity becomes illegal due to the law of a jurisdiction in the Territory, neither Oasmia nor its Affiliates shall during the Term:

2.2.1           appoint any third party as a distributor of Product in the Territory for the Field or otherwise grant any third party the right to use, import, offer for sale and/or sell any Product in the Territory;

2.2.2           make or sell, or permit or license any third party to make or sell, Product in the Territory for the Field;

2.2.3           promote or market any Product for use in the Territory for the Field;

2.2.4           sell any Product that it knows or should reasonably know will be used in the Territory for the Field;

2.2.5           sell any Product to a distributor or end user where it knows or should reasonably know that such distributor or end user intends to use such Product in the Territory for the Field;

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2.2.6           sell any Product to an end user or other third party (including a distributor) that it knows or should reasonably know will redistribute Products or otherwise direct Products for use to customers in the Territory for the Field;

2.2.7           resell or otherwise transfer or exchange Products to any parties identified by Abbott or Oasmia as diverters; or

2.2.8           fail to take all steps reasonably necessary to prevent unauthorized parties from distributing Products.

Upon Abbott’s request, if and to the extent Oasmia or its Affiliates violate any of the foregoing restrictions, Oasmia shall remit to Abbott an amount equal to one hundred and twenty percent (120%) of Abbott’s lost profit. Such lost profit shall be calculated as the additional amount of Net Sales Abbott would have achieved less the Supply Price of the additional amount of Products that Abbott would have sold, and less the additional amount of Royalty Abbott would have owed, had there not been a violation of the foregoing restrictions.

If the foregoing exclusivity becomes illegal due to the law of a jurisdiction in the Territory, only those portions of the foregoing exclusivity that become illegal with respect to such jurisdiction in the Territory shall be invalid, void and unenforceable, and the remaining portions of the foregoing exclusivity shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.”

4.          Clauses 2.3, 2.4 and 2.7 of the Agreement are hereby amended by deleting the words “and Doxophos”.

5.          Clause 2.8 of the Agreement is hereby deleted in its entirety.

6.          Clause 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“3           COLLABORATION MANAGEMENT

3.1          Joint Commercialization Management

(a)          Within sixty (60) days after the First Amendment Effective Date, the Parties shall initiate a Joint Commercialization Management Committee (the “JCMC”) to oversee the overall strategy of the commercialization, marketing and new market launches of the Products.

(b)          The JCMC shall meet at least twice every calendar year, on such date and at such time as agreed to by the Parties, with all scheduled in-person meetings to alternate between Party sites, or at other locations as determined by the JCMC or be held by teleconference or other suitable remote meeting system, if agreed by the Parties. In addition, either Party may convene a special meeting of the JCMC on no less than ten (10) days’ prior written notice, and such special meetings may be held by audio or video conference with the consent of each Party.   Each Party shall be responsible for its own expenses for participating in the JCMC.  Meetings of the JCMC shall be effective only if at least one representative of each Party is present or participating.

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3.2          Joint Steering Committee

(a)          As of the First Amendment Effective Date, the Parties shall create a Joint Steering Committee (the “JSC”) to oversee the overall strategy of the Development of the Product and carry out the functions described in this Clause 3.

(b)          The role of the JSC is to ensure obligations and responsibilities under this Agreement are upheld by both Parties.  The JSC will also provide the necessary support and resources to the JDC (as defined below) as needed. Accordingly, the JSC shall among other things (i) review and approve the Development Plan and commercialization plans for each Product, and revisions thereto submitted to it by the JDC  as soon as reasonably practicable after receipt thereof; (ii) make decisions about funding of Product and Clinical development, including development of all relevant study protocols; (iii) attempt to resolve disputes or disagreements arising in the JDC; and (iv) perform such other functions as the Parties may agree in writing or as otherwise assigned by the Agreement.

(c)          Each Party shall designate one (1) or two (2) representatives who are employees of such Party or an Affiliate of such Party with appropriate expertise to serve as members of the JSC. Each Party may replace any or all of its representatives at any time upon prior written notice to the other Party. The initial members of the JSC shall be Julian Aleksov, designated by Oasmia, and Andrea Wainer, designated by Abbott.

(d)          In the event of a dispute between the Parties in the JSC that cannot be resolved by the JSC, the dispute shall be binding on the Parties and resolved by binding Alternative Dispute Resolution (“ADR”) in the manner described in Appendix 24.1.

(e)          Decisions by the JSC shall be documented in meeting minutes and formally signed by representatives from both Parties within ten (10) days from the meeting. In the event and to the extent any decisions by the JSC constitute a change or amendment to the Agreement, the Parties shall work in good faith to implement such changes and revise, amend, supplement or modify the Agreement accordingly, as the case may be.

(f)          The JSC shall meet at least once every calendar year, on such date and at such time as agreed to by the Parties, with all scheduled in-person meetings to alternate between Party sites, or at other locations as determined by the JSC or be held by teleconference or other suitable remote meeting system, if agreed by the Parties. In addition, either Party may convene a special meeting of the JSC by no less than ten (10) days’ prior written notice. Meetings may be held by audio or video conference with the consent of each Party. Each Party shall be responsible for its own expenses for participating in the JSC. Meetings of the JSC shall be effective only if at least one representative of each Party is present or participating.

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3.3          Joint Development Committee

(a)          Within sixty (60) days after the First Amendment Effective Date, the Parties shall create a Joint Development Committee (the “JDC”) to oversee the Development Plan of the Product. The JDC shall develop the strategies for and oversee the Development of the Product in the Territory.

(b)          Each Party shall designate representatives who are employees of such Party or an Affiliate of such Party (not to exceed six (6) for each Party) with appropriate expertise to serve as members of the JDC. Each Party may replace any or all of its representatives at any time upon prior written notice to the other Party. Each Party shall designate one of its representatives as a co-chair of the JDC. The duties of each co-chair of the JDC shall be (i) scheduling meetings of the JDC, (ii) preparing an agenda for each meeting, (iii) leading the JDC in each meeting, and (iv) preparing the minutes from each meeting.

(c)          The JDC shall among other things (i) develop, within sixty (60) days of formation of the JDC, a comprehensive revised Development Plan for each Product; (ii) periodically (no less often than biannually) review the Development Plan, and review and approve amendments thereto for approval by the JSC; (iii) serve as a forum for discussing proposed Development activities for each respective Party; (iv) resolve any disputes regarding Development activities; (v) oversee and ensure the conduct of Development activities under the Development Plan; (vi) serve as a forum for discussing and coordinating strategies (including prioritization and timelines) for obtaining Marketing Authorization for the Product in the Territory; and (vii) perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of the Agreement.

(d)          No later than April 30, 2013, the JDC shall approve the Paccal Vet Second Source Manufacturer Plan.

(e)          In the event of a dispute between the Parties in the JDC that cannot be resolved in the JDC, the dispute will be raised to the JSC for resolution.

(f)          The JDC shall meet as frequently as members of the JDC determine is required (but in no event, less frequently than every other month during the first calendar year following the First Amendment Effective Date and once every calendar quarter thereafter), on such dates and at such times as agreed to the Parties, with all scheduled in-person meetings to alternate between sites as designated by the respective Party prior to such meeting, or at other locations as determined by the JDC, or be held by teleconference or other suitable remote meeting system, if agreed by the Parties. In addition, either Party may convene a special meeting of the JDC by no less than ten (10) days’ prior written notice. Meetings may be held by audio or video conference with the consent of each Party. Each Party shall be responsible for its own expenses for participating in each JDC meeting. Meetings of the JDC shall be effective only if more than one-half of the total representatives of each Party are present or participating. Decisions by the JDC shall be minuted and formally signed by representatives from both Parties within ten (10) days from the meeting.”

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7.          Clause 4.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Oasmia shall file the Marketing Authorization applications for the Product in each regulatory jurisdiction in the Territory in accordance with the strategy and timeline developed by the JDC and approved by the JSC, and shall use commercially reasonable efforts to ensure that the Registration Dossier and the application for the Marketing Authorization in each regulatory jurisdiction (a) have been compiled and filed for according to the requirements of applicable laws and regulations, and (b) have been compiled in such a way and in such form as is required by the applicable Regulatory Authority, in order for them to accept such application and to grant Marketing Authorization thereon.”

8.          Clause 4.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Oasmia shall prepare all Marketing Authorization applications relevant to the applicable Regulatory Authority in the United States, Canada and the European Union. For all other countries in the Territory, Abbott shall use commercially reasonable efforts to assist Oasmia in identifying those countries where such applications need to be made and shall also assist Oasmia in connection with preparing such applications. Prior to submission to a Regulatory Authority Oasmia shall submit a copy of a Basic Registration Dossier in English language to Abbott including any other necessary documents relating to the Product specific Marketing Authorization application, Abbott shall review, comment and approve such documentation prior to submission. Abbott shall provide any relevant comments in writing to Oasmia within thirty (30) days of receipt thereof from Oasmia. Abbott shall be deemed to have approved such documentation for purposes of such review unless Abbott provides in writing to Oasmia its comments, in reasonable detail, within such time period. Upon receipt of comments from Abbott, Oasmia shall incorporate revisions requested to such documentation by Abbott as a result of Abbott’s review, provided, the revisions are required to comply with applicable regulatory standards. Oasmia shall arrange with translation of a file to the appropriate language required for the submission.”

9.          Clause 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

“5.1.A In July 2009, Abbott made a milestone payment to Oasmia in the sum of Five Million Dollars ($5,000,000) pursuant to Clause 5.1(a) of the Original Agreement. Pursuant to Section 5.3 of the Original Agreement, in the event that Oasmia fails to achieve the Marketing Authorization Milestone (as defined in the Original Agreement) on or before May 1, 2014, then Oasmia would have to immediately pay to Abbott a Two Million Dollar ($2,000,000) partial refund of the $5,000,000 milestone payment (the “Refund”). Effective as of the First Amendment Effective Date, the Parties acknowledge, agree and covenant that the Refund shall not be owed by Oasmia to Abbott in any circumstance or event.

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5.1.B Effective as of the First Amendment Effective Date, the sum of Six Hundred Fifty Thousand Dollars ($650,000) shall be paid by Abbott to Oasmia within ten (10) days of the First Amendment Effective Date.

5.2         Subject to the terms and conditions below, an additional milestone payment shall become payable by Abbott to Oasmia after (a) Oasmia obtains Marketing Authorizations for Paccal Vet in the United States for treatment of squamous cell carcinoma (“SCC”) or treatment of mast cell tumors (“MCT”), and in the European Union for treatment of SCC or treatment of MCT or treatment of mammary cancer and (b) Oasmia achieves execution of a manufacturing site transfer to a third-party manufacturer (the “Paccal Vet US/EU Marketing Authorization Milestone”), and shall be paid by Abbott within forty-five (45) days from receipt of Oasmia’s documentation evidencing the achievement of the Paccal Vet US/EU Marketing Authorization Milestone. The JDC shall prioritize which indications should be pursued in obtaining the Marketing Authorizations in the United States and European Union for Paccal Vet. The amount of the Paccal Vet US/EU Marketing Authorization Milestone payment will be calculated as follows: if Oasmia achieves the Paccal Vet US/EU Marketing Authorization Milestone on or before June 30, 2018 the payment will equal Two Million Dollars ($2,000,000); after such date the payment will be reduced by Two Hundred Fifty Thousand Dollars ($250,000) and will be reduced by an additional Two Hundred Fifty Thousand Dollars ($250,000) every six (6) months thereafter until Oasmia achieves the Paccal Vet US/EU Marketing Authorization Milestone. Accordingly, in the event that Oasmia fails to achieve the Paccal Vet US/EU Marketing Authorization Milestone on or before December 31, 2021, it will not be entitled to receive a Paccal Vet US/EU Marketing Authorization Milestone payment.

5.3         Subject to the terms and conditions below, an additional milestone payment shall become payable by Abbott to Oasmia after Oasmia obtains Conditional Approval for Doxophos Vet (the “Doxophos Vet Conditional Approval Milestone”), and shall be paid by Abbott within forty-five (45) days from receipt of Oasmia’s documentation evidencing the achievement of the requirements of the Doxophos Vet Conditional Approval Milestone. The amount of the Doxophos Vet Conditional Approval Milestone payment will equal Five Hundred Thousand Dollars ($500,000).

5.4.A    Subject to the terms and conditions below, an additional milestone payment shall become payable by Abbott to Oasmia after Oasmia obtains the Marketing Authorization for Doxophos Vet in the United States with an indication for treatment of canine lymphoma (the “Doxophos Vet US Marketing Authorization Milestone”), and shall be paid by Abbott within forty-five (45) days from receipt of Oasmia’s documentation evidencing the achievement of the Doxophos Vet US Marketing Authorization Milestone. The amount of the Doxophos Vet US Marketing Authorization Milestone payment will be calculated as follows: if Oasmia achieves the Doxophos Vet US Marketing Authorization Milestone on or before June 30, 2020 the payment will equal Seven Hundred Fifty Thousand Dollars ($750,000); after such date the payment will be reduced by One Hundred Fifty Thousand Dollars ($150,000) and will be reduced by an additional One Hundred Fifty Thousand Dollars ($150,000) every six (6) months thereafter until Oasmia achieves the Doxophos Vet Marketing Authorization Milestone. Accordingly, in the event that Oasmia fails to achieve the Doxophos Vet US Marketing Authorization Milestone on or before June 30, 2022, it will not be entitled to receive a Doxophos Vet US Marketing Authorization Milestone payment.

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5.4.B    Subject to the terms and conditions below, an additional milestone payment shall become payable by Abbott to Oasmia after Oasmia obtains the Marketing Authorization for Doxophos Vet in the European Union with an indication for treatment of canine lymphoma (the “Doxophos Vet EU Marketing Authorization Milestone”), and shall be paid by Abbott within forty-five (45) days from receipt of Oasmia’s documentation evidencing the achievement of the Doxophos Vet EU Marketing Authorization Milestone. The amount of the Doxophos Vet EU Marketing Authorization Milestone payment will be calculated as follows: if Oasmia achieves the Doxophos Vet EU Marketing Authorization Milestone on or before June 30, 2020 the payment will equal Two Hundred Fifty Thousand Dollars ($250,000); after such date the payment will be reduced by an additional Fifty Thousand Dollars ($50,000) and will be reduced by Fifty Thousand Dollars ($50,000) every six (6) months thereafter until Oasmia achieves the Doxophos Vet EU Marketing Authorization Milestone. Accordingly, in the event that Oasmia fails to achieve the Doxophos Vet EU Marketing Authorization Milestone on or before June 30, 2022, it will not be entitled to receive a Doxophos Vet EU Marketing Authorization Milestone payment.

5.5       Effective as of the First Amendment Effective Date, and in consideration to Oasmia for the rights granted to Abbott hereunder and for Oasmia’s compliance with the terms and conditions hereof, Abbott shall make milestone payments to Oasmia as follows:

(a)	The sum of Four Million Dollars ($4,000,000) shall become payable by Abbott to Oasmia when the calendar year Net Sales reach Twenty-Five Million Dollars ($25,000,000) for the first time and shall be paid by Abbott within ninety (90) days of milestone achievement.

(b)	The sum of Six Million Dollars ($6,000,000) shall become payable by Abbott to Oasmia when the calendar year Net Sales reach Fifty Million Dollars ($50,000,000) for the first time and shall be paid by Abbott within ninety (90) days of milestone achievement.

(c)	The sum of Eight Million Dollars ($8,000,000) shall become payable by Abbott to Oasmia when the calendar year Net Sales reach Seventy-Five Million Dollars ($75,000,000) for the first time and shall be paid by Abbott within ninety (90) days of milestone achievement.

10.         Clause 6 of the Agreement is hereby deleted in its entirety and replaced with the following:

“FORECASTING AND ORDERING

6.1           Six (6) months ahead of the estimated date of the first Regulatory Approval as determined by the Joint Development Committee, the Parties shall hold a meeting or teleconference to discuss the forecasting, ordering, and manufacturing processes, including lead times for raw materials and appropriate means of communication between the Parties for planning and ordering issues. Within sixty (60) days after the date of the first Regulatory Approval, Abbott will furnish to Oasmia a nonbinding Long Range Supply Plan covering the next two (2) years.  Each coming year thereafter Abbott will provide an updated nonbinding Supply Plan to Oasmia in the month of June covering the next two (2) year period.

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6.2           Oasmia shall, during the Term, manufacture and deliver such quantities of Product which are ordered by Abbott in writing. Abbott shall place firm purchase orders with Oasmia on or before the fifteenth (15th) day of each month and no later than the Minimum PO Lead Time prior to Abbott’s requested delivery date. The purchase orders that Abbott places for delivery in any given month shall be in an amount that is not less than eighty percent (80%) and not greater than one hundred twenty percent (120%) of the amount for such month stated in the most recent rolling forecast unless Oasmia agrees to an amount outside of such limits, such agreement not to be unreasonably withheld Promptly after receipt of Abbott’s firm purchase orders for Product, and in no case later than ten (10) days after, Oasmia shall confirm to Abbott its acceptance of the purchase order, delivery date, and quantity of Product ordered by Abbott.

6.3           “Minimum PO Lead Time” shall mean the minimum number of days prior to requested Product delivery that purchase orders shall be placed as mutually agreed to by the Parties, and shall initially be ninety (90) days. The Parties may change the Minimum PO Lead Time from time to time by mutual agreement and evidenced in writing.

6.4           On or before the fifteenth (15th) day of each month, Abbott shall provide Oasmia with a forecast of its expected purchases over the next twelve (12) months. The forecast for those months that are within the Minimum PO Lead Time shall be consistent with the purchase orders already placed by Abbott. The forecast for those months outside the Minimum PO Lead Time shall consist of Abbott’s best estimate forecast of its requirements of Products and will not be binding. Generally, deliveries for a given month will be expected during the first week of the month, but the actual expected delivery date for any given month will be as stated in Abbott’s firm purchase order. So as an example, if the Minimum PO Lead Time remains at 90 days, a forecast submitted on May 15 would reflect already-placed purchase orders for delivery on June 1, July 1, and August 1, and the quantity shown for September 1 delivery would be supported by a purchase order submitted shortly thereafter, but in no case later than June 3 (i.e. 90 days prior to September 1).”

11.         Clause 7.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Oasmia shall manufacture and deliver Product to Abbott in such quantities as are stated in Abbott’s firm purchase orders. Actual delivery dates may be up to five (5) days prior to, but no later than, the ordered delivery date. All shipments will be made using a validated shipping container and method, ensuring temperature requirements are maintained and monitored using a temperature monitoring device. The shipping container must be labelled with storage requirements.”

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12.         Clause 7.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“All Products delivered by Oasmia shall be FCA Uppsala Sweden per Incoterms 2010. Title shall pass to Abbott at this point and Abbott will be the importer of record.”

13.         Clause 7.4 of the Agreement is hereby amended by adding the following sentence to the end of the Clause:

“Oasmia will deliver Product to Abbott with a remaining shelf life no less than six (6) months less than the full shelf life for such Product as accepted by the relevant Regulatory Authorities for such Product, unless Abbott agrees in writing to a shorter remaining shelf-life.”

14.         Clause 8.9 of the Agreement is hereby deleted in its entirety and replaced with the following:

“The transfer price paid by Abbott to a Second Source Manufacturer in accordance with the terms and conditions hereunder shall serve as the Supply Price for the purposes of calculating Royalties as described in Appendix 1.25.”

15.         Clause 8 of the Agreement is hereby amended by adding the following as Clause 8.10:

“8.10         Within ninety (90) days of the First Amendment Effective Date, Oasmia shall prepare a Paccal Vet manufacturing site transfer plan for a third party manufacturer to act as a Second Source Manufacturer if needed to support commercial Paccal Vet product supply until full transfer of Paccal Vet manufacturing out of Oasmia facility (the “Paccal Vet Second Source Manufacturer Plan”). The Paccal Vet Second Source Manufacturer Plan shall be approved by JDC no later than April 30, 2013.”

16.         The second sentence of Clause 9.1 is hereby deleted in its entirety.

17.         Clause 10.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Oasmia will supply a reasonable quantity of samples of the Product to Abbott or its Affiliates for use and for post marketing studies. The reasonable quantity shall be agreed by the Parties in good faith. These quantities shall be planned, and be part of the Rolling Forecast volumes. These samples will be provided free of charge, FCA Uppsala Sweden Incoterms 2010. Title shall pass to Abbott at this point and Abbott will be the importer of record.”

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18.         Clause 10.2 of the Agreement is hereby deleted in its entirety.

19.         Clause 11.1(a) of the Agreement is hereby amended by adding the following to the end of the Clause: “, including but not limited to the EC Directive”.

20.         Clause 11.1(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“shall have an approved shelf life of at least twenty-four (24) months from the date of manufacture; Oasmia shall use commercially reasonable efforts to extend the shelf life from date of manufacture beyond twenty-four (24) months from the date of manufacture;”

21.         The third sentence of the second paragraph of Clause 11.5 is hereby deleted in its entirety and replaced with the following:

“If Oasmia’s test results reasonably confirm the Product as Non-Conforming Product, the Parties shall mutually agree on the method of disposing of the Non-Conforming Product, in every case at Oasmia’s expense, and Oasmia shall, at Abbott’s option, either make a replacement delivery of conforming Products within thirty (30) days from receipt of Abbott’s notice or reimburse Abbott for any payments made for such Non-Conforming Products.”

22.         Clause 11 of the Agreement is hereby amended by adding the following as Clause 11.8:

11.8         Oasmia shall take all commercially reasonable actions, including the engagement of an on-going external consultant and/or a full time employee as needed, to secure Conditional Approval for Paccal Vet no later than October 31, 2013 through execution of the a comprehensive action plan to prepare for a successful FDA prior approval inspection and cGMP audit for the Product (with the plan and timeline to be reviewed and approved by the JDC no later than March 31, 2013 and the jointly developed action plan to respond to FDA’s CMC technical section deficiency letter.”

23.         Clauses 12 of the Agreement is hereby deleted in its entirety and replaced with the following:

“12.1         Abbott shall use commercially reasonable efforts to proceed with marketing and sales of a Product in the Field in each country in the Territory after Oasmia obtains the Marketing Authorization for such Product in such country in accordance with Clause 12.2 below.

12.2         Abbott shall use its commercially reasonable efforts to launch a Product within ten (10) months of receipt of notice and documentation from Oasmia that it has obtained the Marketing Authorization for such Product in a country in the Territory and shall use its commercially reasonable efforts to market, offer for sale and sell such Product in the Field in such country for the remainder of the Term, unless Abbott determines that market or business conditions have changed such that launching or continuing to market the Product in such country is no longer commercially attractive for Abbott. If Abbott so determines, it shall so inform Oasmia and the Parties shall promptly meet to discuss in good faith the commercially reasonable actions that the Parties shall take with respect to such country that Abbott has determined not to launch in or continue to market the Product.

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12.3         Abbott shall be solely responsible for the marketing costs in the Territory, except costs related to post-marketing studies. If post-marketing studies are required by the relevant regulatory authorities to maintain Marketing Authorization, such costs shall be the sole responsibility of Oasmia.

12.4         Oasmia shall make available to Abbott within ninety (90) days of the Date of Agreement all data, results, information, development and documentation of Oasmia, including without limitation raw data that is a part of Oasmia Proprietary Rights and necessary in connection with Abbott’s performance and exploitation of rights under this Agreement as exists at the Date of Agreement. Each Party agrees to share with the other all pre-clinical, Chemistry, Manufacturing and Control (“CMC”) and clinical data and results involving Product, including without limitation raw data, which it has developed, develops, or obtains from a third party (including each Party’s licensees and/or distributors) during the Term. Such sharing by each Party shall take place as soon as reasonably practicable after such data or results become available.

12.5         Neither Party shall publish or present the results of any research, development or any other information relating to a Product (“Proposed Disclosure”) without submitting the Proposed Disclosure to the JDC for the sole purpose of providing comments on the Proposed Disclosure and to ascertain whether any patentable subject matter or confidential information is contained within the Proposed Disclosure to enable the Parties to take any necessary steps to control the dissemination of such patentable subject matter or confidential information. The Party desiring to publish or present such Proposed Disclosure shall submit such Proposed Disclosure for review to the JDC sufficiently in advance of the proposed date of the publication or presentation of the Proposed Disclosure so that, where reasonable under the circumstances, the JDC has at least forty-five (45) days to review the Proposed Disclosure (“Review Period”). The JDC shall use its best efforts to expedite the review of any Proposed Disclosure that is time-sensitive. Abbott shall be entitled to use the Proposed Disclosure for the purposes of creating marketing and promotional material for use by Abbott in the Territory. Notwithstanding anything in this Clause 12.5 to the contrary, neither Party shall be required to seek approval of the other Party for the publication or presentation of the results of research, development or any other information relating to a Product that has been submitted to any third party for publication on or prior to the First Amendment Effective Date; provided, however, that Oasmia shall provide Abbott with copies of all such publications (or pending publications) within forty-five (45) days after the First Amendment Effective Date. The Parties shall maintain the confidentiality of the Proposed Disclosure in accordance with Clause 19 until the later of completion of the Review Period or, in the event a Party desires to secure patent or other proprietary protection of information contained within the Proposed Disclosure, thirty (30) days after expiration of the Review Period.”

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24.         Clause 13.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Neither Abbott nor Oasmia shall make or procure or permit the making of any announcement or statement to the public with respect to this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld, subject to any applicable regulatory and/or stock exchange requirements. Oasmia will provide Abbott with a minimum of five (5) business days for review and approval of any press releases or public statements. The wording and the timing of any press release or of any other announcement and/or statement to the public shall have to be agreed upon in advance between the Parties.”

25.         Clause 14.1 of the Agreement is hereby amended by deleting the words “Date of Agreement” in the last line of such Clause with “the First Amendment Effective Date”.

26.         The first sentence of Clause 17.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement shall become effective upon the Date of Agreement and, except as hereinafter provided for in this Clause 17 or stipulated for elsewhere in this Agreement, shall continue in effect thirty (30) years from the date Oasmia achieves the first milestone set forth in Clause 5 or expiration of all Oasmia Patent Rights, whichever is earlier (hereinafter referred to as “Initial Period”).”

27.         Clause 17.8 of the Agreement is hereby deleted in its entirety and replaced with the following:

“In the event of termination of this Agreement by Abbott for Oasmia’s insolvency or other enumerated circumstance pursuant to Clause 17.3, (i) Abbott shall be exclusively granted all legal rights in the Territory in the Field to the Conditional Approvals, Marketing Authorizations, Registration Dossiers, Specifications and Development Plans, including the right to sublicense, to manufacture, have manufactured, use, import, offer for sale, have sold and/or sell, and (ii) Abbott shall be non-exclusively granted all legal rights in the Territory in the Field to the Oasmia Proprietary Rights, Improvements, the Oasmia Trademark and anything else necessary to enable Abbott to continue Development and commercialization of the Products in the Field in the Territory, including the right to sublicense, to manufacture, have manufactured, use, import, offer for sale, have sold and/or sell . In the event of termination of this Agreement by Abbott pursuant to Clause 17.2 hereof as a consequence of Oasmia having been determined in accordance with the provisions of this Agreement to have committed a material breach of the terms or conditions of this Agreement (A) Abbott shall be granted the rights granted in subclause (ii) of the immediately preceding sentence and shall also be granted the rights set forth in subclause (i) of the immediately preceding sentence, except that all such rights set forth in such subclause (i) of the immediately preceding sentence shall be on a non-exclusive rather than an exclusive basis, and (B) Oasmia shall refund to Abbott any milestone payments paid by Abbott hereunder as of the date of such termination. In the event of termination of this Agreement by Oasmia (A) pursuant to Clause 17.2 hereof as a consequence of Abbott having been determined in accordance with the provisions of this Agreement to have committed a material breach of the terms or conditions of this Agreement, or (B) for Abbott’s insolvency or other enumerated circumstance pursuant to Clause 17.3, Oasmia shall have no obligation to refund to Abbott any milestone payments paid by Abbott hereunder as of the date of such termination.”

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28.         Clause 17.9 is hereby amended by removing the reference to Clause 5.3.

29.         New Clause 24.2 is hereby added:

“24.2         In the event that Abbott, in good faith, believes that Oasmia’s material breach of this Agreement is wilful and in bad faith and in order to deprive Abbott of the economic benefits of this Agreement, in addition to, and not in lieu of, any other rights or remedies that Abbott may be entitled to pursuant to Clause 24.1 above, Abbott shall have the right to seek equitable relief, including the issuance of a temporary or permanent injunction, by any court of competent jurisdiction residing in the State of New York, Manhattan County, and that the prevailing party in any such judicial proceeding shall receive from the other party all reasonable attorneys fees and disbursements incurred in connection with such proceeding(s), as well as any reasonable legal fees and disbursements incurred by the prevailing party in enforcing and pursuing its right to receive all such reasonable legal fees and disbursements pursuant to this Clause 24.2.”

30.         Clause 25 is hereby amended by adding the following as Clauses 25.1 and 25.2 and renumbering the balance of Clause 25 accordingly:

“25.1         Oasmia acknowledges and agrees that it shall be solely responsible for: (a) obtaining all appropriate licenses necessary to make, have made, use, import, sell or offer for sale the Product in the Field in the Territory during the Term; (b) paying consideration, including, royalties, to third parties for any intellectual property covering the Product; and (c) satisfying any other license obligations of Oasmia to third parties to make, have made, use, import, sell or offer for sale the Product.

25.2         The Parties agree that the Oasmia Patent Rights set forth in Appendix 1.18 relate to the Product and are owned by or licensed to Oasmia as of the Date of the Agreement.  Oasmia shall have responsibility, at its sole cost and expense, for obtaining and maintaining the Oasmia Patent Rights listed in Appendix 1.18 and in any other countries the JDC agrees to seek Marketing Authorization for.  For purposes of the foregoing, such obtaining and maintaining shall include, without limitation, prosecution before the relevant patent offices of pending patent applications, reexaminations, post-grant review, inter partes review, oppositions and interferences, and payment of applicable annuity and maintenance fees.  Oasmia shall use commercially reasonable efforts to obtain any available extensions of exclusivity beyond the full term expiry date of any of the Oasmia Patent Rights in the Territory, such as Patent Term Adjustment and Extension in the United States Patent Office and Supplementary Protection Certificates in the European Patent Office.  If Oasmia elects to cease obtaining or maintaining any Oasmia Patent Rights in the Territory, Oasmia shall give prompt written notice to Abbott, and Abbott may, at its cost and expense, assume responsibility for obtaining and maintaining such Oasmia Patent Rights.  The assumption by Abbott of the obligation for maintaining the Oasmia Patent Rights shall not, in any way, alter or affect the obligation of Oasmia to indemnify Abbott pursuant to Clause 18.”

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31.         New Clause 25.5 (after the renumbering described above) is hereby amended by adding the following after its second sentence:

“Abbott acknowledges the validity of the title of Oasmia to any trademark (including Oasmia Trademarks), service mark, logo, design mark, trade name, or other trade dress of Oasmia (or licensed for use by Oasmia) (“Oasmia Mark”) that may be used in conjunction with the Product. No right, title or interest in and to any Oasmia Mark is granted by this Agreement. Abbott shall cease the use of any Oasmia Mark upon request by Oasmia. Any goodwill associated with the use of such Oasmia Mark shall be the exclusive property, and inure to the benefit, of Oasmia or its licensors. Abbott shall not use any Oasmia Mark in any publicity, advertising or announcement or for any other commercial purpose without the prior written approval of Oasmia, for each such use. Abbott agrees that it shall not at any time, either during the Term or thereafter, do anything that would adversely affect Oasmia or its Affiliates’ rights in and to any Oasmia Mark in any country or territory worldwide, nor assist anyone else in doing so, including the following: (a) apply for registration of any Oasmia Mark, or any mark confusingly similar thereto (in Oasmia’s sole opinion); (b) apply for registration of any domain name that incorporates any Oasmia Mark or any mark confusingly similar thereto (in Oasmia’s sole opinion); (c) subject to the limited rights granted to it in this Clause 25, use or authorize the use of any trademark, trade name or other designation confusingly similar to any Oasmia Mark (in Oasmia’s sole opinion); or (d) contest the validity, strength, or fame of any Oasmia Mark.”

32.         New Clause 25.6 (after the renumbering described above) is hereby amended by adding the following after its second sentence:

“Oasmia acknowledges the validity of the title of Abbott to any trademark (including Abbott Trademarks), service mark, logo, design mark, trade name, or other trade dress of Abbott (or licensed for use by Abbott) (“Abbott Mark”) that may be used in conjunction with the Product. No right, title or interest in and to any Abbott Mark is granted by this Agreement. In the event that the Specifications require Oasmia to use an Abbott Mark or mark Product with one or more Abbott patent numbers, then Oasmia shall use such Abbott Mark and Abbott patent number only with respect to the Product manufactured for delivery to Abbott hereunder. Oasmia shall cease the use of any Abbott Mark upon request by Abbott. Any goodwill associated with the use of such Abbott Mark shall be the exclusive property, and inure to the benefit, of Abbott or its licensors. Oasmia shall not use any Abbott Mark in any publicity, advertising or announcement or for any other commercial purpose without the prior written approval of Abbott, for each such use. Oasmia agrees that it shall not at any time, either during the Term or thereafter, do anything that would adversely affect Abbott or its Affiliates’ rights in and to any Abbott Mark in any country or territory worldwide, nor assist anyone else in doing so, including the following: (a) apply for registration of any Abbott Mark, or any mark confusingly similar thereto (in Abbott’s sole opinion); (b) apply for registration of any domain name that incorporates any Abbott Mark or any mark confusingly similar thereto (in Abbott’s sole opinion); (c) subject to the limited rights granted to it in this Section 25, use or authorize the use of any trademark, trade name or other designation confusingly similar to any Abbott Mark (in Abbott’s sole opinion); or (d) contest the validity, strength, or fame of any Abbott Mark.”

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33.         Clause 31.1 is hereby amended by adding the following after the first sentence:

“Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Appendixes hereto) and not to any particular provision of this Agreement. Article, Clause, and Appendix references are to the Articles, Clause, and Appendix to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days.”

34.         Appendix 1.11 is hereby deleted in its entirety.

35.         Appendix 1.18 is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

36.         Appendix 1.21 is hereby deleted in its entirety and replaced with Exhibit B attached hereto.

37.         Appendix 1.24 is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

38.         Appendix 1.25 is hereby deleted in its entirety and replaced with Exhibit D attached hereto.

39.         Appendix 14.1 is hereby deleted in its entirety and replaced with Exhibit E attached hereto.

40.         Miscellaneous.

A.           All terms and conditions set forth in the Agreement that are not amended hereby shall remain in full force and effect.

B.           This First Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

C.           This First Amendment is the product of both of the Parties hereto, and together with the Agreement constitutes the entire agreement between such Parties pertaining to the subject matter hereof, and merges all prior negotiations and drafts of the Parties with regard to the transactions contemplated herein.

D.           From the date hereof, any reference to the Agreement shall be deemed to refer to the Original Agreement as amended by this First Amendment.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties, through their authorized officers, have executed this First Amendment as of the First Amendment Effective Date.

ABBOTT LABORATORIES	OASMIA PHARMACEUTICAL AB

Name:	Name:

Title:	Title:

Dated:	Dated:

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Execution Copy

EXHIBIT A

APPENDIX 1.18

Oasmia Patent Rights

Part 1 – Paccal Vet

Taxol containing compositions
US 10/098,873	U.S. Patent No. 6,642,271	Granted
EP 02701856.3	European Patent No. 1 387 844	Granted
EP 07106715.1	Divisional European Patent 1826198	Granted
EP 09167175.0	Divisional European Patent Application	Awaiting grant
AU 2002-235085	Australian Patent No. 2002235085	Granted
JP 2002-589484	Japanese Patent No. 4147114	Granted
CA 2,445,478	Canadian Patent No. 2445478	Granted
ID W00200302232	Indonesian Patent No. ID 0 018 944	Granted
MY PI 20034101	Malaysian Patent No. MY-136047-A	Granted

Anticancer compositions
US 10/295,139	U.S. Patent No. 7,030,158	Granted
EP 02783947.1	European Patent Application	Awaiting grant
CN 02829608.7	Chinese Patent No. ZL02829608.7	Granted
HK 06100168.0	Hong Kong Patent No. HK1080447	Granted

Water insoluble
EA 200802350	Eurasian Patent No. 015247	Granted
AU 2008339099	Australian Patent Application	Pending
Brasilian Patent Application	Brasilian Patent Application	Pending
Canadian Patent Application	Canadian Patent Application	Pending
Chinese Patent Application	Chinese Patent Application	Pending
EP 08861526.5	European Patent Application	Pending
IN 2633/KOLNP/2010	Indian Patent Application	Pending
Japanese Patent Application	Japanese Patent Application	Pending
KR 10-2010-7015610	South Korean Patent Application	Pending
MX/A/2010/006914	Mexican Patent Application	Pending
MY PI 2010002787	Malaysian Patent Application	Pending
New Zealand Patent Application	New Zealand Patent Application	Pending
US 12/809,252	U.S. Patent Application	Pending
ZA 2010/04685	South African Patent No. 2010/04685	Granted

EXHIBIT A

APPENDIX 1.18

Oasmia Patent Rights

Part 2 – Doxophos Vet

Water soluble
AU 2008339100	Australian Patent Application	Pending
Brasilian Patent Application	Brasilian Patent Application	Pending
Canadian Patent Application	Canadian Patent Application	Pending
Chinese Patent Application	Chinese Patent Application	Pending
EA 201070625	Eurasian Patent Application	Pending
EP 08861217.1	European Patent Application	Pending
IN 2367/KOLNP/2010	Indian Patent Application	Pending
Japanese Patent Application	Japanese Patent Application	Pending
KR 10-210-7015632	South Korean Patent Application	Pending
MX/A/2010/006907	Mexican Patent Application	Pending
MY PI 2010002786	Malaysian Patent Application	Pending
New Zealand Patent Application	New Zealand Patent Application	Pending
US 12/809,259	U.S. Patent Application	Pending
ZA 2010/04652	South African Patent No. 2010/04652	Granted

EXHIBIT B

APPENDIX 1.21

Products

Paccal Vet:

Paccal Vet is a preparation consisting of the Compounds and XR17 (including all salts of XR17) for the treatment of cancer with the active pharmaceutical ingredient paclitaxel. XR17 is a proprietary mixture of the sodium salts of N-all-trans-retinoyl cysteic acid methyl ester and N-13-cis-retinoyl cysteic acid methyl ester. The product can be in the form of a water soluble lyophilisate or as a solution for injection. The Compounds can be of natural, semi-synthetic or synthetic origin.

Product shall be Paccal Vet in final sellable form, furnished hereunder in the packaging and with the materials set forth below at no additional cost:

1.          Vial Glass type I, with rubber stopper and aluminum cap containing 60mg of Paccal Vet
2.          Box carton;
3.          Label;
4.          Client information sheet;
5.          Package insert; and
6.          Material Safety Data Sheet.

Doxophos Vet:

Doxophos Vet is a preparation consisting of the Compounds and XR17 (including all salts of XR17) for the treatment of cancer with the active pharmaceutical ingredient doxorubicin. XR17 is a proprietary mixture of the sodium salts of N-all-trans-retinoyl cysteic acid methyl ester and N-13-cis-retinoyl cysteic acid methyl ester. The product can be in the form of a water soluble lyophilisate or as a solution for injection. The Compounds can be of natural, semi-synthetic or synthetic origin.

Product shall be Doxophos Vet in final sellable form, furnished hereunder in the packaging and with the materials set forth below at no additional cost:

1.          Vial Glass type I, with rubber stopper and aluminum cap containing 50mg of Doxophos Vet
2.          Box carton;
3.          Label;
4.          Client information sheet;
5.          Package insert; and
6.          Material Safety Data Sheet.

EXHIBIT C

APPENDIX 1.24

Manufacturing Specifications

See attached

EXHIBIT D

APPENDIX 1.25

Supply Price and Royalty

Definitions

“The Supply Price” for each Product shall be one hundred and five percent (105%) of Oasmia’s All-In Cost of Goods for such Product.

“All-In Cost-of-Goods” shall mean all direct out-of-pocket costs and Allocable Overhead incurred in the manufacture, packaging, storage and quality assurance release of the Product.

“Allocable Overhead” shall mean with respect to Oasmia’s manufacture, packaging, storage and quality assurance release of the Product, costs directly related to such activities and incremental costs actually incurred by Oasmia or for its account, including but not limited to, those which are attributable to Oasmia’s supervisory services, quality control, occupancy costs, financial costs, depreciations and its payroll, information systems, delivery systems, or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by Oasmia. Allocable Overhead shall not include any costs attributable to general corporate activities including executive management, investor relations, business development and legal affairs.

Supply Price

The Supply Price will be set once per year by Oasmia based on its projected All-In Cost of Goods for Product for the upcoming calendar year (January 1 to December 31) and will be effective for all orders scheduled for delivery in that calendar year. The Supply Price shall be set in Euros, and Abbott will pay Oasmia in such currency. For calculating the Supply Price, Oasmia shall convert components of the Supply Price in non-Euro currencies to their Euro equivalent using Oasmia’s standard methodology, which shall be according to IFRS. Oasmia shall inform Abbott of the Supply Price for each calendar year no later than August 15 of the preceding year.

Royalty

In consideration of the rights granted to Abbott and set forth in this Agreement and for Oasmia’s compliance with the terms and conditions hereunder, Abbott shall pay royalties to Oasmia as set forth below (“Royalties”).

In each calendar year, Royalties shall equal the greater of: (I) eighteen percent (18%) of Net Sales, or

(II) (a) thirty-four percent (34%) of Net Sales, up to a maximum of Forty Million Dollars ($40,000,000) of Net Sales, plus

(b) forty percent (40%) of the amount Net Sales exceeds Forty Million Dollars ($40,000,000) up to a maximum of Fifty-Five Million Dollars ($55,000,000) of Net Sales, plus

(c) fifty percent (50%) of the amount Net Sales exceeds Fifty-Five Million Dollars ($55,000,000), minus

(d) the Supply Price paid for the Products sold to achieve the full amount of Net Sales for such calendar year.

For example, if the amount of Net Sales in a given calendar year is $60 million, and the total Supply Price paid for the Products sold that year is $10 million, the Royalty for such year would be calculated as follows:

First Tier:              34% x $40 million = $13.6 million, plus

Second Tier:        40% x ($55 million - $40 million) = $6.0 million, plus

Third Tier:            50% x ($60 million - $55 million) = $2.5 million, minus

Supply Price:        $10.0 million

Total Royalty:      $12.1 million

For calculating the amount of Royalty due, Abbott shall convert the Supply Price and all Net Sales occurring in non-US currencies to their US Dollar equivalent using Abbott’s standard methodology, which shall be according to US GAAP.

Following the commencement of Product sale in any country in the Territory, Abbott shall, within thirty (30) days of the end of every Calendar Quarter pay Royalties due to Oasmia and provide Oasmia with an accounting of the Royalties calculation for such Calendar Quarter. In addition, Abbott shall, within ten (10) days of the end of every calendar month provide Oasmia with an estimate of Net Sales for such calendar month.

Taxes

All sums payable under this Agreement are exclusive of any Value Added Tax or any other sales tax or duties, which where applicable, shall be payable by the payer in addition to any sum in respect of which they are calculated.

Interest

All payments due hereunder that are not paid when due and payable shall bear interest on annual rate equal to LIBOR plus two percent (2%) from the due date until paid.

Abbott Records and Control

Abbott (together with its Affiliates, agents, representatives, sub-distributors, co-marketing partners and successors) shall keep and maintain complete and accurate records of the sales and all necessary data for calculation of the Net Sales for the Product for each year and shall retain such records for a period of three (3) years thereafter. Oasmia shall have the right to nominate a firm of independent certified public accountants acceptable to Abbott to inspect such records for the purpose of verifying, at Oasmia’s expense and during reasonable business hours, Net Sales, provided that this right may not be exercised more than once in any calendar year, and provided further that such accounting firm shall be first made subject to confidentiality obligations not more burdensome than those to which the Parties are subject to under this Agreement. If Abbott is required to reimburse Oasmia for an underpayment (in any amount) it shall do so within thirty (30) days of its receipt of notice from Oasmia of the result of the accountants’ audit. In the event that the accountants’ audit find that an underpayment of five per cent (5%) or more has been made by Abbott, Abbott shall reimburse Oasmia the cost of the audit (within thirty (30) days of its receipt of notice of the results of the audit).

Oasmia Records and Control

Oasmia shall maintain, and require its Affiliates and any third party manufacturers to maintain, accurate records of All-In Cost-of-Goods and Allocable Overhead of the Products as well as relevant invoicing or other documentation relating thereto. Upon reasonable prior written notice from Abbott, Oasmia shall allow such records to be made open to audit by Abbott or on Abbott’s behalf by an independent certified public accountant of Abbott’s selection, to verify Oasmia’s All-In Cost-of-Goods and Allocable Overhead of the Products and reasonableness of any changes to such costs that are requested by Oasmia. Such accountant, if any, shall be first made subject to confidentiality obligations not more burdensome than those to which Abbott and Oasmia are subject to under this Agreement. Oasmia’s records which are the object of this audit clause shall be maintained and be made available for audit for a period of at least three (3) years from the end of each then current year. In the event that such audit finds that an overcharge of five percent (5%) or more has been made by Oasmia, Oasmia shall reimburse Abbott the cost of the audit (within thirty (30) days of its receipt of notice of the results of the audit).

EXHIBIT E

APPENDIX 14.1

Pharmacovigilance

To be completed as agreed to by the JDC prior to launch of Product within any country in the Territory.